Registration No. 333-121434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREAT WOLF RESORTS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	51-0510250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

525 Junction Road, Suite 6000 South

Madison, Wisconsin 53717

(608) 251-6400

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Great Wolf Resorts, Inc.

2004 Incentive Stock Plan

Great Wolf Resorts, Inc.

Deferred Compensation Plan

(Full Title of the Plans)

James A. Calder

Chief Financial Officer and Corporate Secretary

525 Junction Road, Suite 6000 South, Madison, WI 53717

(608) 662-4700

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam Weinstein

Jeffrey L. Kochian

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-8112

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Form S-8 Registration Statement, Registration No. 333-121434, filed on December 20, 2004 (the “Prior Registration Statement”), which registered an aggregate amount of 3,380,520 shares of common stock of Great Wolf Resorts, Inc. (the “Company”), par value $0.01 per share, relating to the Company’s 2004 Stock Incentive Plan and $10,000,000 of deferred compensation obligations relating to the Company’s Deferred Compensation Plan.

On March 12, 2012, K-9 Holdings, Inc., a Delaware corporation (“Parent”), K-9 Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, entered into an Agreement and Plan of Merger, which was amended on April 6, 2012, April 18, 2012, and April 20, 2012 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”). The Certificate of Ownership and Merger was filed with the Secretary of State of the State of Delaware on May 4, 2012, and the Merger became effective on such date.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Prior Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company previously registered but not sold or otherwise issued as of the filing of this Post-Effective Amendment No. 1 under the Company’s 2004 Stock Incentive Plan and Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 9, 2012.

GREAT WOLF RESORTS, INC.

By:	/s/ James A. Calder

Name: James A. Calder
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Prior Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: May 9, 2012	By:	/s/ Kimberly K. Schaefer

Name: Kimberly K. Schaefer

Title: Chief Executive Officer and Director

(Principal Executive Officer)

Dated: May 9, 2012	By:	/s/ Aaron Stone

Name: Aaron Stone

Title: Director

Dated: May 9, 2012	By:	/s/ Scott I. Ross

Name: Scott I. Ross

Title: Director

Dated: May 9, 2012	By:	/s/ James Chambers

Name: James Chambers

Title: Director